Dear ___:

We need your help with MutualHedge!

We are going through the proxy process with Equinox MutualHedge Futures Strategy Fund and your clients invested in the Fund. Unfortunately, the response rate has been extremely low and after much effort only 15% of the proxies have been voted.

Another mailing of the proxy is being sent out and your clients should receive a new hard copy of the proxy materials in the next couple days. Please proactively encourage them to vote.

As you likely already know, Equinox Funds has agreed to transition the overall management and administration of its mutual funds to the experienced management team at AXS Investments. AXS will handle distribution and administration while the portfolio team from Equinox, including Dr. Ajay Dravid and Dr. Rufus Rankin, will continue to manage the investments in the Fund in a sub-advisor capacity. Further, I will join AXS as president.

If your clients would prefer to call-in their vote, they could call our proxy service agent, Broadridge at (855) 976-3327. By calling this number Broadridge will be able to find your client’s control number and process your client’s vote.

We would be extremely grateful to you if your clients would vote by the end of next week at the rescheduled shareholder meeting has been move to the following week.

Please forgive our urgency with this, however, we truly need your help to secure the enough voters to reach a quorum.